EXHIBIT 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR FIRST

QUARTER FISCAL YEAR 2009

•	Revenues: Up 18 percent (14 percent internal) to $2.37 billion
•	Operating Income: Up 27 percent to $173 million
•	Diluted EPS from Continuing Operations: Up 39 percent to $0.25

(SAN DIEGO and MCLEAN, VA) – June 3, 2008 – SAIC, Inc. [NYSE: SAI], a leading provider of research, engineering, and technology services and solutions, today announced financial results for the first quarter of fiscal year 2009, which ended April 30, 2008.

“I am pleased that our company has started the new fiscal year with such strong performance,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Revenue, profitability, and cash flow from operations all improved substantially compared to last year. Our dedicated employees continue to win new contracts and help solve some of the world’s most critical problems in national security, energy and the environment, critical infrastructure, and health. Based on our view of the funding environment, we believe that we are well positioned to achieve our financial goals for fiscal year 2009.”

Summary Operating Results

Revenues for the quarter were $2.37 billion, up 18 percent from $2.01 billion in the first quarter of fiscal year 2008. Internal, or non-acquisition, growth represented 14 percentage points of the consolidated growth for the quarter. Key drivers of internal growth for the quarter included new and expanding programs in the intelligence and defense markets, including systems integration and logistics support activities for mine resistant ambush protected (MRAP) vehicles.

Operating income for the quarter was $173 million (7.3 percent of revenue), up 27 percent from $136 million (6.8 percent of revenue) in the first quarter of fiscal year 2008. Growth in quarterly operating margin percentage was driven by improved contract fees rates and relatively stable overhead costs more efficiently absorbed over a higher revenue base.

Income from continuing operations for the quarter was $104 million, up 39 percent from $75 million in the first quarter of fiscal year 2008. In addition to the increase in operating income, income from continuing operations benefited by $8 million from other income, including income from joint venture activities and a gain on the sale of two venture capital portfolio investments.

Diluted earnings per share from continuing operations for the quarter were $0.25, up 39 percent from $0.18 in the first quarter of fiscal year 2008, driven by the increase in income from continuing operations and a lower share count compared to the prior year. The diluted share count for the quarter was 413 million, down 1 percent from 418 million in the first quarter of fiscal year 2008, due primarily to share repurchases made over the course of fiscal year 2008 and continuing into the first quarter of fiscal year 2009. Diluted earnings per share, which include discontinued operations, were $0.24 for the quarter, up 26 percent from $0.19 in the first quarter of fiscal year 2008.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $13 million, compared to a use of $129 million of cash flow in support of operations during the first quarter of fiscal year 2008. The year-over-year cash flow improvement was driven by maintaining days sales outstanding (DSO) for the quarter at 73 days and returning to more normative payables performance. In general, cash flow from operations is lowest in the first quarter as the company pays its annual bonuses in this period.

During the quarter the company used $135 million to fund the acquisition of Icon Systems, Inc. and repaid at maturity $100 million of 6.75% notes payable. In addition, the company used $259 million to repurchase approximately 14 million shares, including 12 million shares under the 40 million share stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of April 30, 2008, the company had $662 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark Sopp, SAIC chief financial officer commented, “Our core business continued its strong momentum with superb top-line growth, significant new business wins, growing profitability, and well-managed working capital. Importantly, we deployed significant amounts of cash in share repurchases and the Icon Systems acquisition to better balance our capital structure and improve shareholder value.”

New Business Awards

Net new business bookings totaled $2.5 billion in the first quarter of the fiscal year, representing a book-to-bill ratio of 1.1. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contracts received during the quarter include:

•

Los Angeles Unified School District (LAUSD) Network Management. SAIC received three new prime contracts from LAUSD to provide comprehensive network management services to approximately 900 schools. All three single-award contracts have a three-year base period of performance and two one-year options. The total contract value of all three awards is more than $94 million if all options are exercised.

•

Information Technology (IT) Services for Commander, Naval Meteorology and Oceanography Command (CNMOC). Under a five-year, $48 million task order, SAIC will support IT operations and maintenance, manage and integrate complex systems and facilities, and help integrate multiple clients in a shared environment for the CNMOC at Stennis Space Center, Mississippi.

•

Joint Tactical Radio System (JTRS) Support. SAIC received a task order from the Space and Naval Warfare Systems Command to support the JTRS Joint Program Executive Office. Under the five-year, $42 million contract, SAIC will provide program management and engineering support services to assist the military in developing, producing and fielding the next generation of interoperable, digital, software-defined radios.

•

Relocatable VACIS® Inspection Systems for U.S. Army. SAIC received a delivery order from the U.S. Army for 30 Relocatable VACIS® inspection systems, which will help Army personnel search vehicles and cargo for weapons, explosives and other threats.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in the bookings total. The most notable IDIQ awards during the quarter were:

•

Chevron Master Services Agreement. SAIC was awarded a prime, follow-on contract to provide environmental engineering, management and consulting services to Chevron. Over the next five years, SAIC expects to receive $150 million in new assignments under this multiple-award master services agreement. Primary services will include environmental remediation, engineering design, modeling, risk assessment, and groundwater and compliance monitoring, with the potential to expand services into facility upgrades and information system support.

•

Environmental Protection Agency (EPA) Office of Research and Development (ORD) Support. Under a seven-year, $139 million multiple-award blanket purchase agreement, SAIC will support ORD’s mission of identifying, understanding and meeting environmental challenges by providing comprehensive IT and research solutions.

•

U.S. Army Medical Research and Materiel Command (USAMRMC) Support Services. SAIC was awarded a five-year, $98 million multiple-award contract by the USAMRMC to provide scientific and business support services facilitating research and development program planning and to evaluate alternatives for organizational change.

The company’s backlog of signed business orders at the end of first quarter of fiscal year 2009 was $15.1 billion, of which $5.4 billion was funded. Compared to the first quarter of fiscal year 2008, total backlog increased 5 percent and funded backlog increased 15 percent. The negotiated unfunded backlog of $9.7 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

In its March 25, 2008 earnings press release, the company warned that despite strong expected operating performance, reductions in market interest rates could cause the company to fall short of its long-term EPS growth rate goal in fiscal year 2009. Given the company’s strong operating performance in the first quarter, recent contract wins, and significant share repurchases, the company now expects to achieve all of its long-term financial goals in fiscal year 2009:

•	Internal revenue growth in the six percent to nine percent range;

•	Operating margin expansion of 20 to 30 basis points; and

•	EPS from continuing operations growth of 11 percent to 18 percent.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 44,000 employees serve customers in the Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $8.9 billion for its fiscal year ended January 31, 2008. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of June 3, 2008. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

External Communications:
Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2008	2007
Revenues	$2,369	$2,011
Costs and expenses:
Cost of revenues	2,053	1,746
Selling, general and administrative expenses	143	129

Operating income	173	136
Non-operating income (expense):
Interest income	8	14
Interest expense	(19)	(22)
Minority interest in income of consolidated subsidiaries	—	(2)
Other income, net	8	—

Income from continuing operations before income taxes	170	126
Provision for income taxes	66	51

Income from continuing operations	104	75
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes (including a net loss on sales of $2 million and a net gain on sales of $9 million for the three months ended April 30, 2008 and 2007, respectively)	(2)	13
Minority interest in income of consolidated subsidiaries	—	(1)
Provision for income taxes	2	7

Income (loss) from discontinued operations	(4)	5

Net income	$100	$80

Earnings per share:
Basic:
Income from continuing operations	$0.26	$0.19
Income (loss) from discontinued operations	(0.01)	0.01

	$0.25	$0.20

Diluted:
Income from continuing operations	$0.25	$0.18
Income (loss) from discontinued operations	(0.01)	0.01

	$0.24	$0.19

Weighted average shares outstanding:
Basic	402	404

Diluted	413	418

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$662	$1,096
Receivables, net	1,927	1,886
Inventory, prepaid expenses and other current assets	289	255

Total current assets	2,878	3,237
Property, plant and equipment (less accumulated depreciation and amortization of $310 and $297 at April 30, 2008 and January 31, 2008, respectively)	390	393
Intangible assets, net	121	102
Goodwill	1,180	1,077
Deferred income taxes	73	71
Other assets	107	101

	$4,749	$4,981

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,138	$1,111
Accrued payroll and employee benefits	465	562
Income taxes payable	55	29
Notes payable and long-term debt, current portion	30	130

Total current liabilities	1,688	1,832
Notes payable and long-term debt, net of current portion	1,098	1,098
Other long-term liabilities	154	150
Stockholders' equity:
Common and preferred stock	—	—
Additional paid-in capital	1,832	1,836
Retained earnings	—	88
Accumulated other comprehensive loss	(23)	(23)

Total stockholders’ equity	1,809	1,901

	$4,749	$4,981

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2008	2007
Cash flows from operations:
Net income	$100	$80
(Income) loss from discontinued operations	4	(5)
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	23	17
Stock-based compensation	19	23
Other non-cash items	(6)	2
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(37)	(26)
Inventory, prepaid expenses and other current assets	(34)	1
Deferred income taxes	(1)	—
Other assets	(4)	(2)
Accounts payable and accrued liabilities	18	(115)
Accrued payroll and employee benefits	(94)	(108)
Income taxes payable	20	—
Other long-term liabilities	5	4

Total cash flows provided by (used in) operations	13	(129)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(12)
Acquisition of businesses, net of cash acquired of $1 in 2008	(135)	—
Payments for businesses acquired in previous years	(2)	—
Other	8	5

Total cash flows used in investing activities	(141)	(7)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(102)	(1)
Sales of stock and exercise of stock options	28	35
Repurchases of stock	(259)	(94)
Excess tax benefits from stock-based compensation	27	27
Other	—	1

Total cash flows used in financing activities	(306)	(32)

Decrease in cash and cash equivalents from continuing operations	(434)	(168)

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	2	(5)
Cash provided by (used in) investing activities of discontinued operations	(2)	3

Decrease in cash and cash equivalents from discontinued operations	—	(2)

Total decrease in cash and cash equivalents	(434)	(170)

Cash and cash equivalents at beginning of period—continuing operations	1,096	1,109
Cash and cash equivalents at beginning of period—discontinued operations	—	4

Cash and cash equivalents at beginning of period	1,096	1,113

Cash and cash equivalents at end of period	$662	$943